                                                                      EXHIBIT 11

               GREASE MONKEY HOLDING CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                        Years Ended December 31,
                                        ----------------------------------------------------
                                             1996               1995               1994
                                        --------------     --------------    --------------
PRIMARY EARNINGS PER SHARE
Net income (loss) . . . . . . . .         $(577,123)           238,190           139,566
Dividends on preferred stock  . .          (125,766)          (126,632)         (121,202)
                                        --------------     --------------     ------------

Net income (loss) applicable to
common stock  . . . . . . . . . .         $(702,889)           111,558            18,364
                                        --------------     --------------     ------------
                                        --------------     --------------     ------------


Common shares outstanding . . . .         4,379,860          4,336,764         4,305,359

Effect of using weighted average
 common and common equivalent
  shares outstanding . . . . . . .         (18,697)             17,916           (16,413)
Effect of shares issuable under
 common stock warrants using the
 treasury stock method . . . . . .               *               -               192,623
Effect of shares issuable under
 stock options using the
 treasury stock method . . . . . .               *               -                32,970
                                        --------------     --------------     ------------
Shares used in computing primary
 earnings per share  . . . . . . .        4,361,163           4,354,680        4,514,539
                                        --------------     --------------     ------------
                                        --------------     --------------     ------------
 Primary earnings (loss) per common
 share . . . . . . . . . . . . . .       $    (0.16)               0.03               **
                                        --------------     --------------     ------------
                                        --------------     --------------     ------------

FULLY DILUTED EARNINGS PER SHARE
Net income (loss)  . . . . . . . .       $ (577,123)            238,190          139,566
Dividends on preferred stock.  . .         (125,766)           (126,632)        (121,202)
                                        --------------     --------------     ------------
Net income (loss) applicable to
 common stock  . . . . . . . . . .         (702,889)            111,558           18,364
                                        --------------     --------------     ------------
                                        --------------     --------------     ------------

Shares used in computing primary
 earnings per share. . . . . . . .        4,361,163           4,354,680        4,514,539
Effect of shares issuable upon
 conversion of preferred stock . .                *                   *                *
                                        --------------     --------------     ------------
Shares used in computing fully
 diluted earnings per  share . . .        4,361,163           4,354,680        4,514,539
                                        --------------     --------------     ------------
                                        --------------     --------------     ------------

Fully diluted earnings (loss) per
 common share  . . . . . . . . . .       $     (0.16)              0.03               **
                                        --------------     --------------     ------------
                                        --------------     --------------     ------------

*   Antidilutive
**  Less than $.01 per share